UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

In the Matter of Northeast Gas Markets, LLC, et al.)
                                                   )           File No. 70-10097
(Public Utility Holding Company Act                )
of 1935)                                           )

CERTIFICATE OF NOTIFICATION

        This Certificate of Notification is filed by Northeast Gas Markets LLC (“NEGM”), The Brooklyn Union Gas Company d/b/a KeySpan Energy Delivery New York (“KEDNY”), KeySpan Gas East Corporation d/b/a KeySpan Energy Delivery Long Island (“KEDLI”), Boston Gas Company d/b/a KeySpan Energy Delivery New England (“Boston Gas”), Essex Gas Company d/b/a KeySpan Energy Delivery New England (“Essex Gas”), and EnergyNorth Natural Gas, Inc. d/b/a KeySpan Energy Delivery New England (“ENGI”), in connection with the following transaction described in the Application/Declaration on Form U-1, as amended, filed in this proceeding (the “Application”), and authorized by order of the Securities and Exchange Commission (“Commission”) issued in this proceeding (Holding Co. Act Release No. 27638) dated January 14, 2003 (the “Order”).1 (NEGM, KEDNY, KEDLI, Boston Gas, Essex Gas and ENGI are collectively referred to as the Applicants.) The Applicants certify pursuant to Rule 24 that, in accordance with the authorizations in the Order, NEGM began providing contract administrative services to KEDNY, KEDLI, Boston Gas, Essex Gas and ENGI on January 15, 2003, under the M&A Agreement in connection with the Encana Gas Contracts.

         The "past tense" opinion of counsel required under the instructions to the Form U/1 application is attached hereto.

1Capitalized terms not otherwise defined herein have the meaning set forth in the Application.

SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this statement to be signed on its behalf by its undersigned officer thereunto duly authorized.

Dated:  January 27, 2003

                                             NORTHEAST GAS MARKETS LLC

                                             ___________/s/_______________
                                             Michael S. Lucy
                                             President

                                             The Brooklyn Union Gas
                                             Company d/b/a KeySpan
                                             Energy Delivery New York

                                             ___________/s/_______________
                                             Richard A. Rapp, Jr.
                                             Vice President and Secretary

                                             KeySpan Gas East
                                             Corporation d/b/a KeySpan
                                             Energy Delivery Long Island

                                             ___________/s/_______________
                                             Kevin Knapp
                                             Vice President, Gas Operations

                                             Boston Gas Company d/b/a
                                             KeySpan Energy Delivery New England

                                             ___________/s/_______________
                                             Richard A. Rapp, Jr.
                                             Vice President and Secretary

                                             Essex Gas Company d/b/a
                                             KeySpan Energy Delivery
                                             New England

                                             ___________/s/_______________
                                             Richard A. Rapp, Jr.
                                             Vice President and Secretary

                                             EnergyNorth Natural Gas,
                                             Inc. d/b/a KeySpan Energy
                                             Delivery New England

                                             ___________/s/_______________
                                             Richard A. Rapp, Jr.
                                             Vice President and Secretary